Linden R. Evans President and CEO	7001 Mount Rushmore Road Rapid City, SD 57702 P: 605-721-2020

February 8th , 2023

HAND DELIVERED

Jennifer Landis

7001 Mt. Rushmore Rd.

Rapid City, South Dakota 57702

Dear Jenn:

Per our discussions, you and Black Hills Corporation (“BHC”) have mutually agreed to amicably conclude your employment relationship with BHC. The purpose of this letter agreement (“Transition Letter”) is to formalize the terms of your separation from employment with BHC.

Employment During the Transition Period

BHC agrees to continue your employment, and you accept continued employment with BHC, for the period (the “Transition Period”) commencing as of today (the “Effective Date”) and continuing through the earlier of (a) April 3, 2023 (the “Anticipated Separation Date”), or (b) the date on which your employment is earlier terminated as provided below. The effective date of the termination of your employment with BHC for any reason is referred to herein as the “Separation Date.” Unless your employment is terminated before the Anticipated Separation Date as a result of you deciding to end your employment for any reason or BHC terminating your employment for Cause (as defined below), your Separation Date will be the Anticipated Separation Date. For purposes of this Transition Letter, “Cause” means (a) the willful refusal or failure by you to perform your employment duties during the Transition Period; (b) your material violation of any BHC policy; or (c) your willful engagement in material dishonesty or illegal conduct.

During the Transition Period, you acknowledge and agree that your duties, authority and responsibilities for BHC will be limited to you: (a) providing such transition duties as may be requested by BHC from time to time, (b) reasonably cooperating with BHC with respect to the transition of your duties related to your separation from employment with BHC, including without limitation being involved in BHC’s search process for BHC’s next Chief Human Resources Officer, (c) following all applicable written policies and procedures adopted by BHC, including without limitation policies related to business ethics, conflict of interest, confidentiality and protection of trade secrets, and (d) not engaging in any activity during the Transition Period that is detrimental or is reasonably likely to be detrimental to BHC’s legitimate business interests. You expressly acknowledge you are voluntarily agreeing to the scope of duties, authority and responsibilities identified in this Transition Letter.

While you are employed by BHC during the Transition Period, (a) BHC will continue to pay you your base salary as of the Effective Date ($348,000 annualized), payable in accordance with BHC’s normal payroll policies and procedures, (b) you will remain eligible to earn and receive your 2022 short-term incentive payment, (c) you will remain eligible to earn and receive any payout earned under your 2020-2022 PSU award, (d) you will remain eligible for the vesting of RSUs, and (e) you will remain eligible to participate in all employee benefit plans and programs generally available from time to time to BHC employees through your Separation Date (with your group health benefits ending on the last day of the month in which the Separation Date occurs), to the extent you continue to meet the eligibility requirements for each individual plan or program and subject to the provisions, rules, and regulations of, or applicable to, the plan or program. During or after the Transition Period, you are not be eligible for any additional compensation from BHC, including but not limited to, any bonus or other incentive compensation, other than the compensation specified above or the Separation Payments and Benefits (as defined below), subject to the terms and conditions of this Transition Letter and the Release (as defined below).

Upon termination of your employment with BHC, or at any earlier time upon request from BHC, you must deliver promptly to BHC all BHC property that is in your possession or under your control.

By signing this Transition Letter, you are unconditionally and irrevocably tendering your resignation from any and all positions held by you as a corporate officer or similar role of BHC or any subsidiary or affiliate of BHC, with such resignation effective as of the Separation Date.

Separation Payments and Benefits

If: (1) you remain employed by BHC through the Anticipated Separation Date, (2) you execute and deliver to BHC the enclosed Separation and Release Agreement (“Release”) after the Separation Date and before expiration of the consideration period identified in the Release, (3) you do not revoke the Release during the revocation period identified in the Release, and (4) you comply with all terms of this Transition Letter and the Release, including you remaining in strict compliance with any obligations that survive the Separation Date (as identified in the Release), then BHC will provide you with the Separation Payments and Benefits (as defined below). If you do not satisfy any of the conditions identified in (1)-(4) above, then you will not receive the Separation Payments and Benefits.

“Separation Payments and Benefits” means the following:

1. The sum of (a) $438,600.00, less applicable withholdings, payable to you in substantially equal installments in accordance with BHC’s ordinary payroll schedule during the twelve (12) month period immediately following the Separation Date; provided, however, the first installment will be delayed until BHC’s first regular payroll date that is after the expiration of the 7-day rescission period identified in the Release and will include payment for any installments that otherwise would have been paid from the Separation Date through such first installment date but for such delay;

2. Payment of an additional $27,000.00, less applicable withholdings, payable to you in monthly installments of $1,500.00 during the eighteen (18) month period immediately following the Separation Date; provided the first installment will be delayed until BHC’s first regular payroll date that is after the expiration of the 7-day rescission period identified in the Release and will include payment for any installments that otherwise would have been paid from the Separation Date through such first installment date but for such delay; and

3. Outplacement services of up to $15,000.00, to be provided by a vendor selected by BHC and to be paid directly by BHC; provided that such outplacement services will expire effective December 31, 2023.

Miscellaneous

Except as expressly otherwise provided herein and in the Release, this Transition Letter contains the complete, entire understanding of the parties to this Transition Letter related to your separation from employment. In executing this Transition Letter, no party relies on any term, condition, promise or representation other than those expressed in this Transition Letter. This Transition Letter supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof; provided, however, that nothing in this Transition Letter supersedes or replaces any of the terms of any BHC policy or any written agreement between you and BHC addressing non-disclosure of confidential information, which remains in effect in accordance with their terms. This Transition Letter may be amended or modified only by an agreement in writing signed by you and an authorized officer of BHC.

This Transition Letter is governed by and will be construed and enforced in accordance with the laws of the State of South Dakota.

By countersigning this Transition Letter, you are acknowledging and agreeing that you are not entitled to, and will not be entitled to, any compensation or benefits of any kind or description from BHC except as described in this Transition Letter.

We thank you for your contributions to BHC and wish you the best on your future endeavors.

Sincerely,

/s/ Linn Evans

Linn Evans

President & Chief Executive Officer

Enclosure: Separation and Release Agreement

By signing below, I voluntarily agree to the separation of my employment with BHC in accordance with the terms and conditions set forth in this Transition Letter.

Jennifer Landis	February 8, 2023
Print Name	Date

/s/ Jennifer Landis
Jennifer Landis